As filed with the Securities and Exchange Commission on July 16, 2001

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act of 1933

VESTA INSURANCE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-1097283
(State of incorporation)	(I.R.S. Employer Identification Number)

3760 River Run Drive
Birmingham, Alabama 35243
(Address of Principal Executive Offices)

VESTA INSURANCE GROUP, INC.
INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)

John W. McCullough
Vice President, Associate General Counsel
3760 River Run Drive, Birmingham, Alabama 35243
(Name and Address of Agent for Service)

(205) 970-7000
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registerd	Registered	Per Share	Offering Price	Registration Fee

Common Stock
$.01 par value	2,000,000 (1)	$10.665 (2)	$21,330,000 (2)	$5,333

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of securities registered in this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457 of the Securities Act of 1933, as amended, the offering price is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the common stock of Vesta Insurance Group, Inc. on July 12, 2001, as reported on the New York Stock Exchange Composite Tape.

PART I

Item 1. Plan Information.

        The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

        The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file annual, quarterly and special reports, proxy statements, and other information with the U.S. Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained for a fee by writing to the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

        The following documents (File No. 1-12338) are incorporated by reference in this prospectus:

        (a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 29, 2001;

        (b)           Our Current Reports on Form 8-K filed January 11, 2001, January 31, 2001, March 5, 2001, April 10, 2001, April 23, 2001, May 9, 2001, May 16, 2001, May 17, 2001, and June 19, 2001;

        (c)          Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001; and

        (d)           The description of our common stock set forth in our registration statement on Form 8-A/A, filed November 16, 1993, as supplemented by the rights registered on Form 8-A, filed June 21, 2000, as amended on July 13, 2000 and September 1, 2000.

        All documents filed by Vesta under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of the documents.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interest of Named Experts and Counsel.

         The validity of the issuance of shares of Common Stock hereby has been passed upon by Donald W. Thornton, Esquire. Mr. Thornton is Senior Vice President, General Counsel and Secretary of the Company. As of March 31, 2001, Mr. Thornton beneficially owned an aggregate of 181,085 shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers.

        Vesta is a Delaware corporation. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative, or investigative action, suit, or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

        A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where the officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, or otherwise.

        Vesta’s Certificate of Incorporation provides that no officer or director of Vesta will be personally liable to Vesta or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to Vesta or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the officer or director received an improper personal benefit.

        Vesta’s Bylaws provide that each director and officer of Vesta, and each person serving at the request of Vesta as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, will be indemnified and held harmless to the fullest extent authorized by Delaware law against all expense, liability, and loss reasonably incurred by such indemnitee in such action, suit, or proceeding. Vesta’s Bylaws also provide that Vesta may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of Vesta or of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss.

        While Vesta’s Certificate of Incorporation and Bylaws provide officers and directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer’s or a director’s breach of his or her duty of care.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

        Item 512 (a)

        Vesta hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512 (b)

Vesta hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Vesta’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512 (h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on July 16, 2001.

VESTA INSURANCE GROUP, INC.
              (Registrant)

By:   /s/   Norman W. Gayle, III
              Norman W. Gayle, III
              Its President

        We, the undersigned officers and directors of Vesta Insurance Group, Inc., hereby severally constitute and appoint Donald W. Thornton and John W. McCullough, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Vesta Insurance Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 16, 2001.

           SIGNATURE                  TITLE
           ---------                  -----

   /s/   Norman W. Gayle, III         President (Principal Executive Officer), Director
---------------------------------
         Norman W. Gayle, III

   /s/   James E. Tait                Chairman (Principal Executive Officer), Director
---------------------------------
         James E. Tait

   /s/   William P. Cronin            Chief Financial Officer (Principal Financial Officer)
---------------------------------
         William P. Cronin

   /s/   Hopson B. Nance              Controller (Principal Accounting Officer)
---------------------------------
         Hopson B. Nance

   /s/   Robert B. D. Batlivala       Director
---------------------------------
         Robert B.D. Batlivala

   /s/   Walter M. Beale, Jr.         Director
---------------------------------
         Walter M. Beale, Jr.

   /s/   Ehney A. Camp, III           Director
---------------------------------
         Ehney A. Camp, III

   /s/   Alan S. Farrior              Director
---------------------------------
         Alan S. Farrior

                                      Director
---------------------------------
         Stephen R. Windom

INDEX TO EXHIBITS

EXHIBIT NUMBER                            DESCRIPTION OF EXHIBIT

4.1	Indenture between Vesta and Southtrust Bank of Alabama, National Association, dated as of July 19, 1995 (filed as an exhibit to Vesta’s Form 10-K for the year ended December 31, 1995, filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))

4.2	Supplemental Indenture between Vesta and Southtrust Bank of Alabama, National Association, dated July 19, 1995 (filed as an exhibit to Vesta’s Form 10-K for the year ended December 31, 1995, filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))

4.3	Indenture dated as of January 31, 1997, between Vesta and First Union National Bank of North Carolina, as trustee (filed as an exhibit to Vesta’s Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated herein by reference (File No. 1-12338))

4.4	Amended and Restated Declaration of Trust, dated as of January 31, 1997, of Vesta Capital Trust I (filed as an exhibit to Vesta’s Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated herein by reference (File No. 1-12338)

4.5	Capital Securities Guarantee Agreement, dated as of January 31, 1997, between Vesta and First Union National Bank of North Carolina, as trustee (filed as an exhibit to Vesta’s Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated by reference (File No. 1-12338))

5	Opinion regarding validity of the shares.

23	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney (included in signature page to this registration statement)

Exhibit 5        Opinion of Counsel

[COMPANY LETTERHEAD]

July 16, 2001

Board of Directors
Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama 35243

Re:        Vesta Insurance Group, Inc.
              2001 Incentive Compensation Plan

Dear Sirs:

        In connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the capital stock, $.01 par value (the “Common Stock”), of Vesta Insurance Group, Inc., a Delaware corporation (the “Corporation”), for issuance and sale in the manner described in the Corporation’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission, to which this opinion is an exhibit (the “Registration Statement”), I, as counsel to the Corporation, have examined such corporate records, certificates, and other documents as I have considered necessary or appropriate for the purposes of this opinion.

        On the basis of the foregoing, I am of the opinion that the Common Stock offered pursuant to the Registration Statement has been duly and validly authorized and is, or when issued in accordance with the respective governing documents will be, duly and validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                                               Yours very truly,

                                                                           /s/     Donald W. Thornton

                                                                               Donald W. Thornton
                                                                               Senior Vice President,
                                                                               General Counsel and Secretary

Exhibit 23.1        Consent of PricewaterhouseCoopers, LLP.

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2001 relating to the financial statements and financial statement schedules, which appears in Vesta Insurance Group, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2000.

                                                                                                                        /s/     PricewaterhouseCoopers LLP

Birmingham, Alabama
July 16, 2001